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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*



                           PREMIER LASER SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    740522107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                JANUARY 31, 1999
--------------------------------------------------------------------------------

             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G
CUSIP No.    740522107                                         Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     COLETTE COZEAN, PH.D., SS# ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     UNITED STATES
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,007,820 SHARES OF COMMON STOCK**
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          NOT APPLICABLE
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,007,820 SHARES OF COMMON STOCK**
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            NOT APPLICABLE
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,007,820 SHARES OF COMMON STOCK**
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     5.3% OF TOTAL SHARES OUTSTANDING OF 18,149,819 AS OF OCTOBER 5, 1999
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------

** Includes an aggregate of 2,780 shares of common stock held as custodian for Dr. Cozean's two minor children.


                                                                SEC 1746 (12-91)

                                  SCHEDULE 13G
CUSIP No.   740522107                                          Page 3 of 5 Pages


ITEM 1(a).  NAME OF ISSUER.

                     Premier Laser Systems, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                      3 Morgan
                      Irvine, California 92618

ITEM 2(a).  NAME OF PERSON FILING.

                     Colette Cozean, Ph.D.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

                     3 Morgan
                     Irvine, California 92618

ITEM 2(c).  CITIZENSHIP.

                     United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES.

                     Class A, Class E-1 and Class E-2 Common Stock

ITEM 2(e).  CUSIP NUMBER.

                     740522107

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO SS. 240.13D-1(b) OR
            SS. 240.13D-2(b) OR (c),  CHECK WHETHER THE PERSON FILING IS A:
                     NOT APPLICABLE

            (a)  |_|  Broker or Dealer registered under Section 15 of the Act;

            (b)  |_|  Bank as defined in section 3(a)(6) of the Act;

            (c)  |_|  Insurance Company as defined in section 3(a)(19) of the
                      Act;

            (d)  |_|  Investment Company registered under section 8 of the
                      Investment Company Act of 1940;

            (e)  |_|  An investment adviser in accordance with ss. 240.13d-
                      1(b)(1)(ii)(F);

CUSIP No.   740522107                                          Page 4 of 5 Pages


            (f)  |_|  An employee benefit plan or endowment fund in accordance
                      with ss. 240.13d-1(b)(1)(ii)(G);

            (g)  |_|  A parent holding company or control person in accordance
                      with ss.240.13d-1(b)(1)(ii)(G);

            (h)  |_|  A savings association as defined in
                      section 3(b) of the Federal Deposit
                      Insurance Act (12 U.S.C. 1813);

            (i)  |_|  A church plan that is excluded from the
                      definition of an investment company under
                      section 3(c)(14) of the Investment Company
                      Act;

            (j)  |_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in item 1.

            (a)  Amount Beneficially Owned:

                          1,007,820 SHARES OF COMMON STOCK**

            (b)  Percent of Class:

                          5.3%

            (c)  Number of shares as to which such person has:

                 (i)      Sole power to vote or to direct the vote

                          1,007,820 SHARES OF COMMON STOCK**

                 (ii)     Shared power to vote or to direct the vote

                          NOT APPLICABLE

                 (iii)    Sole power to dispose or to direct the
                          disposition of

                          1,007,820 SHARES OF COMMON STOCK**

                 (iv) Shared power to dispose or to direct the disposition of

                          NOT APPLICABLE

** Includes an aggregate of 2,780 shares of common stock held as custodian for Dr. Cozean's two minor children.

CUSIP No.   740522107                                          Page 5 of 5 Pages


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    10/22/99
                                  ---------------------------
                                  Date

                                    /s/ COLETTE COZEAN
                                  ---------------------------
                                  Signature

                                  Colette Cozean, Ph.D., Chief Executive Officer
                                  ----------------------------------------------
                                  Name/Title